WORLDWIDE TECHNOLOGY LICENSE AGREEMENT

	THIS AGREEMENT (the Agreement) is made and entered into this 3rd day of July 2008 (the Effective Date), by and between Xavier T. Cherch, who resides at 4510 South Barwick Ranch Circle, Delray Beach, Florida 33484 (Cherch) and Ernest D. Papadoyianis, who resides at 2401 NW 40th Circle, Boca Raton, Florida 33431 (Papadoyianis) (Cherch and Papadoyianis are collectively referred to herein as the Inventors), and Neptune Industries, Inc., headquartered at 21218 St. Andrews Boulevard, Suite 645, Boca Raton, Florida 33433 (the Company). Cherch, Papadoyianis, and the Company are collectively referred to herein as the Parties.

                             RECITALS

      WHEREAS, Cherch and Papadoyianis are the sole inventors of that certain technology originally referred to as Eco-Tank, which is now known as Aqua-Sphere and Aqua-Cell(the Technology), and

      WHEREAS, Cherch and Papadoyianis are senior officers and members of the Board of Directors of the Company;

	WHEREAS, the Inventors and the Company entered into a Marketing/Licensing Agreement on June 1, 1998 providing for the license of the Technology to the Company for marketing and development in North America only, with a right of first refusal for other areas of the world (the Prior Licensing Agreement), and

	WHEREAS, a patent has been applied for in the names of inventors for the Technology, which patent has been accepted for filing by the United States Patent & Trademark Office; and

	WHEREAS, the Parties desire to provide for the use, sale, marketing, development and manufacture of the Technology, or products derived from the Technology, in the aquaculture industry worldwide by the Company and to replace the Prior Licensing Agreement on the terms and conditions hereafter set forth;

	NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

      1.	LICENSE.	The Inventors hereby grant and demise to the
Company the exclusive right to use, sell, sub-license, market, develop and manufacture the Technology, or products derived from the Technology, and all related rights, privileges and benefits associated with the Technology, in all territories, countries and locations in the world, to the exclusion of all other persons and parties, for the term of this Agreement, including any extensions thereof, but only in connection with and in the aquaculture industry (the ?Territory?). The Inventors reserve all rights and privileges relating to, arising out of, or part of the Technology outside of the Territory, not expressly granted herein, including use, license, development and marketing of the Technology in all markets other than the Territory.

      2.	TERM.  This Agreement shall continue in effect for a period
of twenty (20) years from the Effective Date, unless renewed or extended as provided herein, unless the Company defaults during the term and fails to cure any default, as provided herein, and provided that any patent rights related to the Technology now existing remain in force. At the end of the initial Term, this Agreement shall be renewed and extended automatically for another 20 year term on the same terms and conditions.

      3.	COMPENSATION; ROYALTIES.  As compensation for the exclusive
license granted herein for the Territory, the Company shall compensate the Inventors by paying an Advance Royalty and a Deferred Royalty, as follows:

      a.	Advance Royalty.  On approval and execution of this Agreement by all parties, the Company shall pay an advance royalty to the Inventors on the following terms:

      i.	The Company shall pay a cash advance royalty in the amount of
$200,000, one half ($100,000) to each Inventor, payable one-half ($100,000 or $50,000 to each Inventor) on signing and one-half by delivery of two promissory notes in the amount of $50,000 each, one for each Inventor, payable on or before July 1, 2009, with interest at the annual rate of thirteen percent (13%). In the event the Company cannot pay this outstanding amount, including all accrued interest within this time, the Company shall deliver and the Inventors shall accept preferred stock of the Company. Such preferred stock shall pay a dividend at the rate of fifteen percent (15%) per annum and have a conversion to common stock at a ratio of one (1) preferred to ten (10) common shares of the Company.

      ii.	The Company shall issue to each Inventor five hundred thousand
(500,000) shares of $1.00 par value, convertible, redeemable, cumulative preferred stock of the Company, which preferred stock shall pay a cumulative annual dividend at the rate of fifteen percent (15%) per annum and shall be convertible into common stock of the Company at a ratio of one (1) preferred to ten (10) common shares of the Company.

      iii.	The Company agrees to assume all responsibility for the payment of any taxes which may become due for the issuance under Section 3.a.ii of the preferred stock certificates to the Inventors.

      iv.	The Inventors agree that they shall be responsible for the
payment of any taxes which may become due on dividend payments received from the Company on the preferred stock.

      b.	Deferred Royalty.   The Company shall pay Deferred Royalty
payments to the Inventors, as earned, during the Term of this Agreement, on the following basis:

      i.	Commencing on January 1, 2009, and for each calendar year
thereafter, each Inventor shall be entitled to, and the Company shall pay, a royalty equally to 1 percent of the gross revenues derived by the Company from the sale, marketing, licensing, joint ventures, or manufacture of the Technology in the Territory for the calendar year, but not less than Fifty Thousand Dollars ($50,000.00) per inventor annually
      ii. If the Company is not able to tender the full amount of the Deferred Royalty in any year, then the Inventors, at their sole election, may each accept payment in common stock of the Company at a per share price equal to seventy-five percent (75%) of the trailing 30 day average final trade price of the Company?s common stock on the principal market on which the common shares are then admitted for trading

 	iii.	Commencing on January 1, 2009, and for each year thereafter
during the term of this Agreement, the Company shall execute and deliver to each Inventor a warrant to purchase fifty thousand (50,000) shares of the common stock of the Company. Each warrant shall have a term of five (5) years from the date of issue, and shall be exercisable at the rate of Thirty Cents ($0.30) per share.

	iv.	The annual royalty shall be determined and agreed to by the
parties on or before February 15 of the year following the year to which applicable, and shall be paid, along with the common stock referenced in Paragraph 3.b.ii hereof and the warrants referenced in Paragraph 3.b.iii hereof, on or before March 15 of the year following the year to which applicable.

      v.	The Company agrees to assume all responsibility for the payment of any taxes which may become due for the issuance under Section 3.b.ii of the preferred stock certificates to the Inventors


4. RECORDKEEPING AND INSPECTION RIGHTS: The Company shall at all times maintain records that comply with generally accepted accounting practices, and which reflect all income pertaining to the Technology, whether directly or indirectly derived by the Company. Such records shall be available to the Inventors for inspection by the Inventors or their representatives at the offices of the Company upon ten (10) days prior written notice.

      5.	PATENT INFRINGEMENT: The Inventors and the Company shall each promptly inform the other of any suspected infringement of any of the patents rights by a third party. During the term of this Agreement, the Inventors and the Company shall consult with the other regarding any suspected infringements and throughout any litigation. The Company shall have the primary right, and is expected, to file and control the prosecution of any suit seeking to enjoin or recover damages from infringers of any patent included within the patent rights, and prosecute to the fullest extent of the law. The Company shall be solely responsible for any and all litigation expenses incurred in any prosecution. To the extent the Company is financially incapable of prosecuting the claim, the Inventors have the option to either fund the prosecution or demand an assignment of the claim for enforcement purposes only, and the Company shall agree to the assignment. Any funds expended by the Inventors for such enforcement shall be added to the compensation of this Agreement as set forth in Paragraph 3 of this Agreement.

      6.	INDEMNIFICATION:  The Company acknowledges that third parties may assert a claim or claims against the use of the Technology in the Territory by the Company, and/or any revenues generated therefrom. The Company hereby agrees to indemnify and hold harmless the Inventors and their successors and assigns, from any claims by any third party for the Company?s use of the Technology in the Territory, which indemnification shall include compensation for lost revenue as a result of any such claim, and reimbursement for all accountants' fees, attorneys' fees and expenses, and court costs incurred by Inventors in defending against such claims, up through and including the appellate level. Inventors agree that the Company may, at its election, assume the full defense of any such claim and shall pay any and all of its own legal expenses in doing so on its own behalf and on behalf of Inventors.

      7.	CONFIDENTIAL INFORMATION:  The Parties agree that all information contained in documents marked ?Confidential? which are exchanged by the parties are to be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient party, its agents or employees without the prior written consent of the other party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors, or assigns, (iii) was lawfully disclosed to the recipient party by a third party having the right to disclose it, or (iv) was already known by the recipient at the time of disclosure. Each party's obligation of confidentiality shall be fulfilled with the same degree of care as it uses to protect its own confidential information. This obligation exists during this Agreement and for five (5) years thereafter. Nothing contained herein shall prevent the Company from disclosing information to the extent such information is required to be disclosed (i) in connection with the securing of necessary governmental authorization for the Company regarding the manufacture, use or sale of the Invention, (ii) for the purpose of the Company?s compliance with governmental regulations, (iii) for the purpose of sublicensing or distribution and sale, or (iv) in connection with the development, manufacture, use or sale of the Technology.

8. DEFAULT: In the event the Company fails to make a payment as specified herein, or fails to provide financial information as provided herein, or otherwise fails to comply with this Agreement, the Company shall be considered in Default. The Inventors shall notify the Company in writing of the Default (?Default Notice?). Upon receipt of the Default Notice, the Company shall have thirty (30) days from the date of the notice to correct the Default, which must include interest at a rate of 1.5% per month for any amount in arrears. In the event the Default is corrected this Agreement shall continue in full force and effect. In the event the Company fails to correct the Default, the Inventors shall, without any further notification to the Company, be free to pursue their legal options in the collection of any monies due under the terms of this Agreement, and all rights to the Technology granted to the Company under this Agreement will automatically revert to the Inventors without notice or obligation.

      9.	TERMINATION OF THE AGREEMENT:  Notwithstanding anything herein contained to the contrary, this Agreement shall be terminated and all rights and obligations hereunder shall cease, which termination shall be treated as a Default, upon the happening of any of the following events:

            (a)	adjudication of the Company as bankrupt;

(b) the execution by the Company of an assignment for the benefit of any creditors;

            (c)	the appointment of a receiver for the Company;

            (d)	the bulk sale of the assets of the Company;

            (e)	the sale of a controlling interest of shares of the Company;

            (f)	voluntary or involuntary dissolution of the Company; or

(g) the merger or consolidation of the Company with another
      Company.

In the event this Agreement is terminated by the Company, this Agreement shall cease and the Inventors shall, without any further notification to the Company, be free to pursue its legal options in the collection of any monies due under the terms of this Agreement, and all rights to the Technology given to the Company will automatically revert back to the Inventors without notice or obligation.

	10.	TECHNOLOGY DEVELOPMENT.	The Company agrees that it will continue
to use and improve the Technology at its expense, including patent fees and expenses. Any additions, enhancements, or modifications of the Technology by the Company, or technologies derived from the Technology licensed hereunder, shall be considered as part of the Technology and shall be included in the License granted hereunder, provided that any modification, enhancements or improvement made by the Company is not considered to be, and subject to separate patent application for, a new technology or invention.

11 NOTICES: Any and all notices, offers, designations, consents, acceptances or other communications provided for herein to be given by any party to another party shall be personally delivered, sent by facsimile, sent by overnight courier or delivery service, or mailed by certified or registered United States mail, postage prepaid, addressed to the respective parties as follows:

INVENTORS:

		Ernest Papadoyianis
		2401 NW 40th Circle
		Boca Raton, Florida 33431

		and

		Xavier T. Cherch
		4510 South Barwick Ranch Circle
		Delray Beach, Florida 33484

With a copy to:

		Stephen J. Padula, Esquire
            Padula Law Firm, LLC
            365 East Palmetto Park Road
            Boca Raton, Florida 33432
            Facsimile: (561) 544-8999


COMPANY:	Neptune Industries, Inc.
		21218 St. Andrews Blvd., #645
		Boca Raton, FL 33433
		Facsimile: (561)-483-7821

With a copy to:

		Robert Hipple
		CFO and Corporate Counsel
		Neptune Industries, Inc.
		409 Brevard Avenue, Suite 7
		Cocoa, FL 32922
		Facsimile: (321) 433-1082

      12.	BINDING EFFECT:  This Agreement, and any amendments hereto made in accordance herewith, shall be binding upon the parties hereto, their heirs, next of kin, executors, administrators, personal representatives, legal representatives, assignees and creditors, including receivers and all holders or possessors, or purported holders or possessors, of any of the stock of the Company, including without limitation, assignees, transferees, pledgees, mortgagees, holders of security interest in and liens upon said stock, donees and trustees (voting and other) and all other persons with notice or knowledge of this Agreement, whether such notice is constructive or actual.

13. ARBITRATION: Any dispute, controversy, difference or claim arising between the Parties out of, relating to or in connection with this Agreement, shall be resolved through binding arbitration under the commercial arbitration rules of the American Arbitration Association, and shall be held in Palm Beach County, Florida. The prevailing party in any dispute, controversy, difference or claim arising between the parties out of, relating to or in connection with this Agreement shall be entitled to reimbursement for the reasonable costs and expenses of arbitration, including reasonable attorney fees and costs. All parties waive the right to a trial by jury.

      14.	COUNTERPARTS:  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement. A facsimile copy of this Agreement and any signatures thereon, shall be considered, for all purposes, as originals.

14. AUTHORITY: The parties hereto represent that they have the authority to enter into this Agreement.

      16.	SELECTIVE ENFORCEMENT:  The Parties agree that the failure of any party to enforce or exercise any right, condition, term or provision of this Agreement shall not be construed as or deemed to be a waiver or relinquishment thereof, and the same shall continue in full force and effect.

17. SEVERABILITY: The language of all parts of this Agreement shall in all cases be construe as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been negotiated by and between the Parties, and shall not be construed against the drafter of the Agreement. If any portion or provision of this Agreement (including, without implication of limitation, any portion or provision of any section of this Agreement) is legally determined to be unenforceable, the remainder of this Agreement shall not be affected by such determination and shall be valid and enforceable to the fullest extent permitted by law, and said unenforceable portion or provision shall be deemed not to be a part of this Agreement.

      18.	ENTIRE AGREEMENT:  This Agreement contains the entire agreement between the parties and supersedes any and all prior understandings, agreement or correspondence between the Parties. No amendment or modification shall be valid or binding upon the parties unless made in writing and signed by both parties. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

18. TITLES AND CAPTIONS: The titles and captions of the paragraphs of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

      20.	APPLICABLE LAW:  This Agreement shall be construed, interpreted and applied according to the law of the State of Florida as such laws are applied to contracts entered into and to be performed solely within the State of
Florida.

	Dated this _3rd  day of July, 2008.

By:  __________________________________
      Xavier T. Cherch

By:  __________________________________
      Ernest D. Papadoyianis

NEPTUNE INDUSTRIES, INC.

      By:  __________________________


   Print:  __________________________

     Its: __________________________